January 26, 2015	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and Annual Earnings of
$0.86 and $3.10 Per Diluted Common Share

Preliminary Financial Results for the Quarter and Year Ended December 31, 2014:

•
Total Loans:  Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $525.5 million, or 25.1%, from December 31, 2013, to December 31, 2014, primarily in the areas of commercial real estate loans, consumer loans and construction loans, with smaller increases in commercial business loans and other residential loans. Net decreases in the loan portfolios acquired in 2009, 2011 and 2012 totaled $49.6 million in the year ended December 31, 2014. The net carrying value of the loans acquired in the June 2014 FDIC-assisted Valley Bank transaction was $122.0 million at December 31, 2014, down from $165.1 million at the acquisition date of June 20, 2014.

•
Net Interest Income: Net interest income for the fourth quarter of 2014 increased $5.0 million to $45.5 million compared to $40.5 million for the fourth quarter of 2013. Net interest margin was 5.08% for the quarter ended December 31, 2014, compared to 5.02% for the fourth quarter of 2013 and 4.91% for the quarter ended September 30, 2014. These changes were primarily the result of increases in average loan balances and reductions in interest expense due to the repayment of high-rate borrowings at the end of the second quarter of 2014. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 102 basis points for the quarter ended December 31, 2014, 108 basis points for the quarter ended December 31, 2013, and 98 basis points for the quarter ended September 30, 2014.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see the "Net Interest Income" section of this release.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement and are accounted for and analyzed as loan pools rather than individual loans, totaled $68.7 million at December 31, 2014, a decrease of $20.3 million from $89.0 million at December 31, 2013 and an increase of $561,000 from $68.1 million at September 30, 2014.  Non-performing assets were $43.7 million, or 1.11% of total assets, at December 31, 2014, compared to $62.1 million, or 1.74% of total assets at December 31, 2013 and $47.0 million or 1.20% of total assets at September 30, 2014. Net recoveries were $302,000 for the three months ended December 31, 2014, compared to net charge-offs of $946,000 for the three months ended September 30, 2014 and net charge-offs of $2.2 million for the three months ended December 31, 2013.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the "well capitalized" thresholds established by regulators. On a preliminary basis, as of December 31, 2014, the Company's Tier 1 leverage ratio was 11.2%, Tier 1 risk-based capital ratio was 13.5%, and total risk-based capital ratio was 14.7%.

•
Significant Unusual Income and Expense Items:  There were several significant unusual income and expense items recorded during the three months ended December 31, 2014.  Investment securities were sold at a gain of $1.2 million.  Gains on loan sales increased substantially in the quarter.  Approximately $300,000 of the gain on loan sales in the fourth quarter was related to Valley Bank production that is not expected to recur in future periods.  Approximately $420,000 in compensation and incentive expense was included in this quarter which is expected to not recur in future periods as the Valley Bank integration and consolidation activities were completed prior to December 31, 2014.  Approximately $350,000 of data processing and equipment charges were incurred related to the systems conversion and operations consolidation which are not recurring items.  Approximately $180,000 in various expenses related to legal, supplies, postage, travel and meals, etc. in connection with the Valley transaction, which are not expected to recur, were incurred in the quarter.  The Company recorded a $2.0 million write-down of the carrying value of several foreclosed assets during the quarter ended December 31, 2014.  These write-downs were in various asset types, but the majority were in the categories of subdivision construction and land development.  The Company collected $1.9 million from customers with loans which had previously not been expected to be collectible.  These collections were accounted for as increases in estimated cash flows and were recorded as interest income.  These collections related to acquired loans which were subject to loss sharing agreements with the FDIC; therefore, 80% of the amounts collected, or $1.5 million, is owed to the FDIC.  This $1.5 million of expense is included in non-interest income under "accretion (amortization) of income related to business acquisitions."  Also during the quarter, the Company realized significant recoveries on certain loans originated by the Bank which had been previously charged off through the allowance for loan losses.  These recoveries more than offset the charge-offs recorded during the quarter and therefore no material provision for loan losses was deemed necessary in the quarter ended December 31, 2014.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2014, were $0.86 per diluted common share ($11.9 million available to common shareholders) compared to $0.62 per diluted common share ($8.5 million available to common shareholders) for the three months ended December 31, 2013.

Preliminary earnings for the year ended December 31, 2014, were $3.10 per diluted common share ($43.0 million available to common shareholders) compared to $2.42 per diluted common share ($33.2 million available to common shareholders) for the year ended December 31, 2013.

For the quarter ended December 31, 2014, annualized return on average common equity was 13.43%, annualized return on average assets was 1.23%, and net interest margin was 5.08%, compared to 10.75%, 0.97% and 5.02%, respectively, for the quarter ended December 31, 2013.  For the year ended December 31, 2014, return on average common equity was 12.63%; return on average assets was 1.14%; and net interest margin was 4.84% compared to 10.52%, 0.89% and 4.70%, respectively, for the year ended December 31, 2013.

President and CEO Joseph W. Turner commented, "The past year was a busy and eventful one at Great Southern. Key accomplishments for the year included the successful acquisition and integration of the former Valley Bank, which was acquired in an FDIC-assisted transaction in June 2014.  This acquisition, which represented our fifth FDIC-assisted acquisition since 2009, supports our long-term strategy of strengthening our presence in the Des Moines market and provided entry into a new market, the attractive Quad Cities metro area.   Customer retention has been very good thanks to the hard work and commitment of our team of associates. This transaction, unlike our previous FDIC-assisted transactions, did not provide loss share coverage for the loans acquired and resulted in a bargain purchase gain of $10.8 million.

"In looking at overall operations in 2014, we experienced significant loan growth throughout the franchise and credit quality continued to improve. Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $525 million, or 25%, from December 31, 2013, to December 31, 2014, with increases in most loan categories. Non-performing assets were $43.7 million, or 1.11% of total assets, at December 31, 2014, compared to $62.1 million, or 1.74% of total assets, at December 31, 2013."

Turner continued, "Our net interest margin was relatively stable during the year. Earnings and capital remained strong as we ended 2014. Fourth quarter and annual reported earnings, which did include some significant unusual income and expense items, were $0.86 and $3.10 per diluted common share, respectively.  As of December 31, 2014, common stockholders' equity was $362 million, or 9.2% of assets, equivalent to a book value of $26.30 per common share.

"One additional capital item to note relates to the SBLF preferred stock we have outstanding, which totals approximately $58 million.  Our Bank earnings have afforded us the ability to distribute cash in the form of dividends to the holding company such that we now have enough cash there to fully repay the SBLF funds.  We currently anticipate repaying these funds prior to the first quarter of 2016, at which time the dividend rate on any unpaid balance would increase from 1% to 9%."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net interest income	$45,519	$40,494	$167,561	$159,592
Provision for loan losses	52	2,813	4,151	17,386
Non-interest income	1,397	(864)	14,731	5,315
Non-interest expense	31,169	26,828	120,859	105,618
Provision for income taxes	3,628	1,316	13,753	8,174
Net income	$12,067	$8,673	$43,529	$33,729

Net income available to common shareholders	$11,922	$8,528	$42,950	$33,150
Earnings per diluted common share	$0.86	$0.62	$3.10	$2.42

NET INTEREST INCOME

Net interest income for the fourth quarter of 2014 increased $5.0 million to $45.5 million compared to $40.5 million for the fourth quarter of 2013.  Net interest margin was 5.08% in the fourth quarter of 2014, compared to 5.02% in the same period of 2013, an increase of six basis points.  Net interest income for the year 2014 increased $8.0 million to $167.6 million compared to $159.6 million for the year 2013.  Net interest margin was 4.84% in the year ended December 31, 2014, compared to 4.70% in the year ended December 31, 2013, an increase of 14 basis points.  For the three months ended December 31, 2014, the net interest margin increased 17 basis points compared to the net interest margin of 4.91% in the three months ended September 30, 2014.  The average interest rate spread was 4.99% and 4.74% for the three months and year ended December 31, 2014, compared to 4.90% and 4.60% for the three months and year ended December 31, 2013.  For the three months ended December 31, 2014, the average interest rate spread increased 16 basis points compared to the average interest rate spread of 4.83% in the three months ended September 30, 2014.

As noted previously, during the three months ended December 31, 2014, the Company collected $1.9 million from customers with loans which had previously not been expected to be collectible.  In accordance with the Company's accounting methodology, these collections were accounted for as increases in estimated cash flows and were recorded as interest income, thereby increasing net interest income and net interest margin.  The positive impact on net interest margin in the three months ended December 31, 2014 (annualized), was approximately 20 basis points.  These collections related to acquired loans which were subject to loss sharing agreements with the FDIC; therefore, 80% of the amounts collected, or $1.5 million, is owed to the FDIC.  This $1.5 million of expense is included in non-interest income under "accretion (amortization) of income related to business acquisitions."

The Company's net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  Additional estimated cash flows, primarily related to the InterBank loan portfolios, were recorded in the quarter ended December 31, 2014.

In addition, beginning in the quarter ended December 31, 2014, the Company's net interest margin has been impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the June 2014 Valley Bank FDIC-assisted transaction.  Beginning with the quarter ended December 31, 2014, the cash flow estimates have increased for certain of the Valley Bank loan pools primarily based on significant loan repayments and also due to collection of certain loans, thereby reducing loss expectations on certain of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of these loan pools.  The Valley Bank transaction does not include a loss sharing agreement with the FDIC.  Therefore, there is no related indemnification asset. The entire amount of the discount adjustment will be accreted to interest income over time with no offsetting impact to non-interest income.  The amount of the Valley Bank discount adjustment accreted to interest income for the quarter ended December 31, 2014 was $981,000, and is included in the impact on net interest income/net interest margin amount in the table below.

The impact of these adjustments on the Company's financial results for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2014		December 31, 2013
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$9,137	102 bps	$8,703	108 bps
Non-interest income	(6,825)		(7,414)
Net impact to pre-tax income	$2,312		$1,289

	Year Ended
	December 31, 2014		December 31, 2013
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$34,974	101 bps	$35,211	104 bps
Non-interest income	(28,740)		(29,451)
Net impact to pre-tax income	$6,234		$5,760

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $26.9 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(22.6) million. Of the remaining adjustments, we expect to recognize $20.4 million of interest income and $(16.5) million of non-interest income (expense) during 2015.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to evaluate its estimate of expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended December 31, 2014 increased 12 basis points when compared to the year-ago quarter, and increased 13 basis points when compared to the third quarter of 2014.  Excluding the impact of the additional yield accretion, net interest margin for the year ended December 31, 2014 increased 17 basis points when compared to the year ended December 31, 2013.  The increase in net interest margin is primarily due to a decrease in interest expense on FHLB advances and short-term borrowings, due to the payoff of FHLB advances and structured repurchase agreements, as discussed in the quarter ended June 30, 2014 Quarterly Report on Form 10-Q.  In addition, the mix of assets has continued to change through an increase in the average balance of loans and a decrease in the average balance of investment securities and other interest-earning assets.  Our average yield on loans is higher than our average yield on investments.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2014, non-interest income increased $2.3 million to $1.4 million when compared to the quarter ended December 31, 2013, primarily as a result of the following increases and decreases:

•
Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities increased $1.2 million compared to the prior year quarter.  This was due to the sale of the taxable municipal securities originally acquired in the Sun Security Bank FDIC-assisted acquisition, which produced a gain of $1.2 million.

•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $754,000 compared to the prior year quarter.  This increase was due to an increase in originations of fixed-rate loans in the 2014 period, which included additional loan originations in the operations acquired in the Valley Bank transaction in June 2014.  Fixed rate single-family loans originated are subsequently sold in the secondary market.

•
Service charges and ATM fees:  Service charges and ATM fees increased $585,000 compared to the prior year quarter, primarily due to an increase in fee income from the additional accounts acquired in the Valley Bank transaction in June 2014.

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $7.8 million for the quarter ended December 31, 2014, compared to $7.4 million for the quarter ended December 31, 2013.  The amortization expense for the quarter ended December 31, 2014, was made up of the following items:  $6.3 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $486,000 of amortization of the clawback liability.  In addition, the Company collected amounts on various problem assets acquired from the FDIC totaling $1.9 million.  Under the loss sharing agreements, 80% of these collected amounts must be remitted to the FDIC; therefore, the Company recorded a liability and related expense of $1.5 million.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $479,000.

For the year ended December 31, 2014, non-interest income increased $9.4 million to $14.7 million when compared to the year ended December 31, 2013, primarily as a result of the following increases and decreases:

•	Initial gain recognized on business acquisition: The Company recognized a one-time gain of $10.8 million (pre-tax) on the FDIC-assisted acquisition of Valley Bank, which occurred on June 20, 2014.
•
Net realized gains on sales of available-for-sale securities: Gains on sales of available-for-sale securities increased $1.9 million compared to the prior year.  This was due to the sale of all of the Company's Small Business Administration securities in June 2014, which produced a gain of $569,000; the sale of the acquired Valley Bank securities in July 2014, which produced a gain of $121,000; and the sale of the municipal securities acquired in the Sun Security Bank transaction in October 2014, resulting in a gain of $1.2 million, as mentioned above.

•
Service charges and ATM fees:  Service charges and ATM fees increased $848,000 compared to the prior year, primarily due to an increase in fee income from the additional accounts acquired in the Valley Bank transaction in June 2014.

Partially offsetting the increase in non-interest income were the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $27.9 million for the year ended December 31, 2014, compared to $25.3 million for the year ended December 31, 2013.  The amortization expense for the year ended December 31, 2014, was made up of the following items:  $27.5 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $1.7 million of amortization of the clawback liability and $152,000 of impairment of the indemnification asset for Vantus Bank.  The impairment was recorded because the Company did not expect, and did not receive, resolution of certain items related to commercial foreclosed assets prior to the expiration of the non-single-family loss sharing agreement for Vantus Bank.  In addition, the Company collected amounts on various problem assets acquired from the FDIC totaling $1.9 million.  Under the loss sharing agreements, 80% of these collected amounts must be remitted to the FDIC; therefore, the Company recorded a liability and related expense of $1.5 million.  Offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $2.4 million and $600,000 of other loss share income items.
•
Gains on sales of single-family loans: Gains on sales of single-family loans decreased $782,000 compared to the prior year period.  This was due to a decrease in originations of fixed-rate loans due to higher fixed rates on these loans during most of the 2014 period which resulted in fewer loans being originated to refinance existing debt.  Fixed rate single-family loans originated are subsequently sold in the secondary market.  The decrease occurred in the first six months of the year and was partially offset by an increase in gains on sales of single-family loans during the last six months of the year ended December 31, 2014, as discussed above.

•
Change in interest rate swap fair value:  The Company recorded expense of $(345,000) during the 2014 period due to the decrease in the interest rate swap fair value related to its matched book interest rate derivatives program.  This compares to income of $295,000 recorded during the year ended December 31, 2013.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2014, non-interest expense increased $4.3 million to $31.2 million when compared to the quarter ended December 31, 2013, primarily as a result of the following items:

•
Valley Bank acquisition expenses:  The Company incurred approximately $2.7 million of additional non-interest expenses during the quarter ended December 31, 2014, related to the operations of Valley Bank, which was acquired through the FDIC in June 2014.  Those expenses included approximately $918,000 of compensation expense, approximately $760,000 of computer and equipment expense, approximately $405,000 of net occupancy expense, approximately $94,000 of travel, meals and other expenses related to the integration of operations, $85,000 of legal and professional fees and various other expenses.  As noted earlier, we expect that approximately $950,000 of these expenses will not recur in future periods.

•
Expense on foreclosed assets:  Expense on foreclosed assets increased $1.9 million compared to the prior year period due to write-downs on foreclosed assets in the current period of approximately $2.0 million.  Three properties accounted for $1.1 million of the write-downs recognized.  The write-downs were primarily due to the Company's decision to reduce the asking prices on these properties.

Partially offsetting the increase in non-interest income was a decrease in the following items:

•
Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $686,000 compared to the prior period, primarily due to reduced costs for collections related to foreclosed assets, as certain properties created a large expense in the prior year period.

For the year ended December 31, 2014, non-interest expense increased $15.2 million to $120.9 million when compared to the year ended December 31, 2013, primarily as a result of the following items:

•
Other Operating Expenses:  Other operating expenses increased $7.7 million, to $15.8 million for the year ended December 31, 2014 compared to the prior year period primarily due to $7.4 million in prepayment penalties paid as the Company elected to repay $130 million of its FHLB advances and structured repo borrowings prior to their maturity during the three months ended June 30, 2014.

•
Valley Bank acquisition expenses:  The Company incurred approximately $5.6 million of additional non-interest expenses during the year ended December 31, 2014 related to the operations of Valley Bank, which was acquired through the FDIC in June 2014.  Those expenses included approximately $2.3 million of compensation expense, approximately $1.2 million of computer and equipment expense, approximately $718,000 of net occupancy expense, approximately $241,000 of legal, audit and other professional fees expense, approximately $333,000 of travel, meals and other expenses related to due diligence for the transaction and integration issues and various other expenses.  As noted earlier, we expect that approximately $2.6 million of these expenses will not recur in future periods.
•
Expense on foreclosed assets:  Expense on foreclosed assets increased $1.6 million for the year ended December 31, 2014 compared to the prior year due to write-downs on foreclosed assets of approximately $2.0 million in the three months ended December 31, 2014, as discussed above for the three month period.

The Company's efficiency ratio for the quarter ended December 31, 2014, was 66.4% compared to 67.7% for the same quarter in 2013. The efficiency ratio for the year ended December 31, 2014, was 66.3% compared to 64.1% for 2013.  The improvement in the ratio in the 2014 three month period was primarily due to the increase in net interest income, which is discussed above, partially offset by increases in non-interest expense.  The efficiency ratio in the year ended December 31, 2014 increased compared to the ratio in the prior year.  The 2014 ratio was negatively affected by the early repayment of certain borrowings in June 2014 and the increase in non-interest expense related to the June 2014 Valley acquisition and other items as discussed above, partially offset by increases in non-interest income resulting from the initial gain recognized on the Valley acquisition. The Company's ratio of non-interest expense to average assets increased from 3.00% for the three months ended December 31, 2013 to 3.18% for the three months ended December 31, 2014, and increased from 2.79% for the year ended December 31, 2013 to 3.16% for the year ended December 31, 2014.  The increase in the current three month period ratio was primarily due to the increase in expenses in the 2014 period compared to the 2013 period due to the write-downs related to certain foreclosed assets and other non-interest expenses related to the Valley acquisition. The increase in the current year ratio was primarily due to the increase in other operating expenses in the 2014 year compared to the 2013 year due to the penalties paid for prepayment of borrowings, write-downs related to certain foreclosed assets and other non-interest expenses related to the Valley acquisition.  Average assets for the quarter ended December 31, 2014, increased $336.4 million, or 9.4%, from the quarter ended December 31, 2013.  Average assets for the year ended December 31, 2014, increased $34.6 million, or 0.9%, from the year ended December 31, 2013.  The increases in the three month and annual periods was primarily due to the Valley acquisition in June 2014, and organic loan growth, partially offset by decreases in investment securities and FDIC indemnification assets.

INCOME TAXES

In the three months ended March 31, 2014, the Company elected to early-adopt FASB ASU No. 2014-01, which amends FASB ASC Topic 323, Investments – Equity Method and Joint Ventures. This Update impacts the Company's accounting for investments in flow-through limited liability entities which manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in the Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The Company has significant investments in such qualified affordable housing projects that meet the required conditions.  The Company's adoption of this Update did not materially affect the Company's financial position or results of operations, except that the investment amortization expense, which previously was included in Other Non-interest Expense in the Consolidated Statements of Income, is now included in Provision for Income Taxes in the Consolidated Statements of Income presented. As a result, there was no change in Net Income for the periods covered in this release.  In addition, there was no cumulative effect adjustment to Retained Earnings.

For the three months and year ended December 31, 2014, the Company's effective tax rate was 23.1% and 24.0%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of the tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 20-25% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of December 31, 2014, total stockholders' equity was $419.7 million (10.6% of total assets).  As of December 31, 2014, common stockholders' equity was $361.8 million (9.2% of total assets), equivalent to a book value of $26.30 per common share.  Total stockholders' equity at December 31, 2013, was $380.7 million (10.7% of total assets). As of December 31, 2013, common stockholders' equity was $322.8 million (9.1% of total assets), equivalent to a book value of $23.60 per common share.  At December 31, 2014, the Company's tangible common equity to total assets ratio was 9.0%, compared to 8.9% at December 31, 2013. The tangible common equity to total risk-weighted assets ratio was 11.0% and 12.3% at December 31, 2014, and December 31, 2013, respectively.

As of December 31, 2014, the Company's and the Bank's regulatory capital levels were categorized as "well capitalized" as defined by the Federal banking agencies' capital-related regulations. On a preliminary basis, as of December 31, 2014, the Company's Tier 1 leverage ratio was 11.2%, Tier 1 risk-based capital ratio was 13.5%, and total risk-based capital ratio was 14.7%. On December 31, 2014, and on a preliminary basis, the Bank's Tier 1 leverage ratio was 9.5%, Tier 1 risk-based capital ratio was 11.6%, and total risk-based capital ratio was 12.8%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury's Small Business Lending Fund (SBLF) program.  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the fourth quarter of 2014 was 1.0% and the dividend rate will remain at 1.0% until the first quarter of 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended December 31, 2014, decreased $2.8 million to $52,000 when compared with the quarter ended December 31, 2013.  The provision for loan losses for the year ended December 31, 2014, decreased $13.2 million to $4.2 million when compared with the year ended December 31, 2013.  At December 31, 2014, the allowance for loan losses was $38.4 million, a decrease of $1.7 million from December 31, 2013, and an increase of $354,000 from September 30, 2014.  Total net charge-offs (recoveries) were $(302,000) and $2.2 million for the quarters ended December 31, 2014, and 2013, respectively.  For the quarter ended December 31, 2014, three relationships made up $1.4 million of the total $3.0 million in gross charge-offs, and one relationship made up $2.5 million of the total $3.3 million in gross recoveries.  Total net charge-offs were $5.8 million and $17.9 million for the year ended December 31, 2014, and 2013, respectively.  The decrease in net charge-offs and provision for loan losses in the three months and year ended December 31, 2014, were consistent with our expectations, as indicated in previous filings.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.34%, 1.92% and 1.43% at December 31, 2014, December 31, 2013, and September 30, 2014, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at December 31, 2014, based on recent reviews of the Company's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  At December 31, 2014, there were no material non-performing assets that were previously covered, and are now not covered, under the TeamBank or Vantus Bank non-single-family loss sharing agreements.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.

The loss sharing agreement for the non-single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $28.3 million at December 31, 2014.

The loss sharing agreement for the non-single-family portion of the loans acquired in the Vantus Bank transaction ended on September 30, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage.  At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $23.2 million, at December 31, 2014.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, at December 31, 2014, were $43.7 million, a decrease of $18.4 million from $62.1 million at December 31, 2013, and a decrease of $3.3 million from September 30, 2014.  Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 1.11% at December 31, 2014, compared to 1.74% at December 31, 2013 and 1.20% at September 30, 2014.

Compared to December 31, 2013, non-performing loans decreased $11.8 million to $8.1 million at December 31, 2014, and foreclosed assets decreased $6.6 million to $35.5 million at December 31, 2014.  Compared to September 30, 2014, non-performing loans decreased $3.9 million to $8.1 million at December 31, 2014, and foreclosed assets increased $552,000 to $35.5 million at December 31, 2014. Commercial real estate loans comprised $4.5 million, or 55.4%, of the total of $8.1 million of non-performing loans at December 31, 2014, an increase of $1.5 million from September 30, 2014.  Non-performing one-to four-family residential loans comprised $1.7 million, or 20.4%, of the total non-performing loans at December 31, 2014, a decrease of $3.3 million from September 30, 2014.  Non-performing consumer loans increased $336,000 in the three months ended December 31, 2014, and were $1.1 million, or 13.7%, of total non-performing loans at December 31, 2014.  Non-performing commercial business loans decreased $1.0 million in the three months ended December 31, 2014, and were $598,000, or 7.3%, of total non-performing loans at December 31, 2014.  Non-performing construction and land development loans decreased $1.5 million in the three months ended December 31, 2014, and were $255,000, or 3.1%, of total non-performing loans at December 31, 2014.

Compared to December 31, 2013, potential problem loans decreased $2.0 million to $25.0 million at December 31, 2014.  Compared to September 30, 2014, potential problem loans increased $3.9 million, or 18.5%. This increase was due to the addition of $7.2 million of loans to potential problem loans, partially offset by $2.9 million in loans transferred to the non-performing category and $413,000 in payments.

Activity in the non-performing loans category during the quarter ended December 31, 2014, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$223	$—	$—	$—	$(223)	$—	$—	$—
Subdivision construction	1,223	484	—	—	(1,456)	(99)	(152)	—
Land development	266	—	—	—	(2)	—	(9)	255
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	4,949	318	—	(542)	(2,582)	(339)	(139)	1,665
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,967	2,858	(377)	—	—	(921)	(15)	4,512
Commercial business	1,632	194	(402)	—	—	(443)	(383)	598
Consumer	781	457	—	—	(14)	(76)	(31)	1,117

Total	$12,041	$4,311	$(779)	$(542)	$(4,277)	$(1,878)	$(729)	$8,147

At December 31, 2014, the non-performing commercial real estate category included eight loans, one of which was transferred from potential problem loans during the current quarter.  The largest relationship in this category, which was added in the current quarter, totaled $2.0 million, or 45.1% of the total category, and is collateralized by office buildings in Southeast Missouri.  The second largest relationship in this category, which was added in a previous quarter, totaled $1.9 million, or 42.6%, of the total category, and is collateralized by a theater property in Branson, Mo.  The non-performing one- to four-family residential category included 37 loans, eight of which were added during the quarter.  There were 20 properties in the one-to four-family category which were transferred to foreclosed assets during the quarter.  Of those, 15 properties, totaling $2.1 million, related to two borrowers.  The non-performing consumer category included 74 loans, 37 of which were added during the quarter.  The non-performing commercial business category included nine loans, two of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended December 31, 2014, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$—	$1,312	$—	$—	$—	$—	$—	$1,312
Subdivision construction	735	3,528	—	—	(2)	—	(9)	4,252
Land development	5,857	—	—	—	—	—	—	5,857
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,759	542	—	(72)	—	—	(323)	1,906
Other residential	1,956	—	—	—	—	—	—	1,956
Commercial real estate	9,676	1,248	—	(2,858)	—	—	(23)	8,043
Commercial business	823	618	—	—	—	—	(6)	1,435
Consumer	266	—	—	—	—	—	(52)	214

Total	$21,072	$7,248	$—	$(2,930)	$(2)	$—	$(413)	$24,975

At December 31, 2014, the commercial real estate category of potential problem loans included eight loans, two of which were added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, had a balance of $4.9 million, or 60.2% of the total category.  The relationship is collateralized by properties located near Branson, Mo. The land development category of potential problem loans included three loans, all of which were added during previous quarters.  The largest relationship in this category totaled $3.8 million, or 65.6% of the total category, and is collateralized by property in the Branson, Mo., area.  The subdivision construction category of potential problem loans included eight loans, four of which were added during the current quarter.  The largest relationship in this category, which is made up of four loans which were added during the current quarter, had a balance totaling $3.5 million, or 83.0% of the total category, and is collateralized by property in southwest Missouri. The loans in this relationship which were added during the current quarter were all originated prior to 2008. The other residential category of potential problem loans included one loan which was added in a previous quarter, and is collateralized by properties located in the Branson, Mo., area.  The one- to four-family residential category of potential problem loans included 23 loans, six of which were added during the current quarter.  All of the loans added during the quarter in this category were transfers from non-performing loans due to the improved condition of the borrower.  The commercial business category of potential problem loans included nine loans, four of which were added in the current quarter, of which three were part of the same relationship.  The largest relationship in this category had a balance of $660,000, or 46.0% of the total category, and is collateralized primarily by automobiles.  The one-to four-family construction category of potential problem loans included three loans, all of which were to the same borrower, and all of which were added during the current quarter.  These loans were collateralized by property in southwest Missouri and were all originated prior to 2008.  These loans are the same borrower relationship as the $3.5 million relationship added in the subdivision construction category discussed above.

Activity in foreclosed assets, excluding $5.6 million in foreclosed assets covered by FDIC loss sharing agreements, $879,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $778,000 in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, $87,000 of other assets related to acquired loans, and $2.9 million in properties which were not acquired through foreclosure, during the quarter ended December 31, 2014, was as follows:

	Beginning Balance, October 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, December 31
	(In thousands)
One-to four-family construction	$—	$223	$—	$—	$—	$223
Subdivision construction	9,778	1,456	(534)	—	(843)	9,857
Land development	17,752	2	(63)	—	(523)	17,168
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,564	2,582	(640)	—	(153)	3,353
Other residential	3,577	—	(641)	—	(311)	2,625
Commercial real estate	1,779	—	—	—	(147)	1,632
Commercial business	59	—	—	—	—	59
Consumer	480	871	(727)	—	—	624

Total	$34,989	$5,134	$(2,605)	$—	$(1,977)	$35,541

At December 31, 2014, the land development category of foreclosed assets included 33 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 13.3% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 41.4% and 34.7% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 31 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $1.7 million, or 17.7% of the total category.  One relationship, which was originated in 2006, made up $1.3 million of the $1.5 million of additions in the subdivision construction category, and is collateralized by property near the Kansas City, Mo. metropolitan area.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 18.2% and 15.5% is located in Branson, Mo. and Springfield, Mo., respectively.  The one-to four-family residential category of foreclosed assets included 24 properties, of which the largest relationship, with nine properties in the southwest Missouri area, had a balance of $1.2 million, or 34.8% of the total category.  These properties were all added in the fourth quarter of 2014.  In addition, six properties totaling $936,000 to one borrower were added during the quarter.  These properties were collateralized by property in the Branson, Mo., area.  All of the properties discussed above which were added during the current quarter in the one-to four-family category were originally financed by the Bank prior to 2008.  Of the total dollar amount in the one-to- four-family category of foreclosed assets, 40.4% is located in Branson, Mo.  The other residential category of foreclosed assets included 12 properties, 10 of which were all part of the same condominium community, which was located in Branson, Mo. and had a balance of $1.8 million, or 68.1% of the total category.  Of the total dollar amount in the other residential category of foreclosed assets, 86.7% was located in the Branson, Mo., area, including the largest properties previously mentioned.

BUSINESS INITIATIVES

In June 2014, Great Southern Bank entered into a purchase and assumption agreement (with no loss sharing agreement) with the Federal Deposit Insurance Corporation to acquire certain loans and other assets and assume all of the deposits of Valley Bank, a full-service bank headquartered in Moline, Ill., with significant operations in Iowa. The Company converted the Valley Bank operational systems into Great Southern's systems on October 24, 2014, which enables all Great Southern and former Valley Bank customers to conduct business at any banking center throughout the Great Southern six-state retail franchise. Upon completion of the operational conversion, back office operations were consolidated. At the time of the acquisition, Valley Bank operated 13 locations – six locations in the Quad Cities market area and seven in central Iowa, primarily in the Des Moines market area. In September, the Company closed two former Valley Bank locations – one in Moline, Ill., and one in Altoona, Iowa. On October 27, 2014, a new banking center in Ames, Iowa, opened for business, replacing the leased former Valley Banking office in that market.

Other banking center network initiatives:

•
Construction of a full-service banking center in Columbia, Mo., is well underway. The new banking center site is located at 3200 S. Providence Road and is expected to be open by the end of the first quarter of 2015.

•
In mid-2014, the Company purchased a 20,000-square-foot former bank office building in Leawood, Johnson County, Kan., a suburb of the Kansas City metropolitan market area. Scheduled to be open for business in mid-2015, the office will house the Kansas City commercial lending group, currently located in nearby Overland Park, Kan., and a retail banking center.  Additional space in the building is leased to tenants unrelated to the Company.

To enhance customer service, the Company completed the implementation of "instant issue" debit card technology in its banking center network in the fourth quarter of 2014. Customers can now conveniently receive a fully-activated debit card at the time of their visit at all 108 banking centers.

Great Southern Bancorp, Inc. will hold its 26th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 6, 2015, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo. Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 27, 2015, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the Company's website, www.GreatSouthernBank.com, prior to the start of the meeting.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company's merger and acquisition activities, including but not limited to the recently completed Valley Bank FDIC-assisted transaction, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company's participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury's preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months and years ended December 31, 2014, and 2013, and the three months ended September 30, 2014, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2014	2013
Selected Financial Condition Data:	(In thousands)

Total assets	$3,951,334	$3,560,250
Loans receivable, gross	3,080,559	2,482,641
Allowance for loan losses	38,435	40,116
Other real estate owned, net	45,838	53,514
Available-for-sale securities, at fair value	365,506	555,281
Deposits	2,990,840	2,808,626
Total borrowings	514,014	343,795
Total stockholders' equity	419,745	380,698
Common stockholders' equity	361,802	322,755
Non-performing assets (excluding FDIC-assisted transaction assets)	43,688	62,051

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2014	2013	2014	2013	2014
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$49,077	$44,939	$183,362	$178,795	$47,607
Interest expense	3,558	4,445	15,801	19,203	3,501
Net interest income	45,519	40,494	167,561	159,592	44,106
Provision for loan losses	52	2,813	4,151	17,386	945
Non-interest income	1,397	(864)	14,731	5,315	1,778
Non-interest expense	31,169	26,828	120,859	105,618	29,398
Provision for income taxes	3,628	1,316	13,753	8,174	3,951
Net income	$12,067	$8,673	$43,529	$33,729	$11,590
Net income available to common shareholders	$11,922	$8,528	$42,950	$33,150	$11,445

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2014	2013	2014	2013	2014
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.86	$0.62	$3.10	$2.42	$0.83
Book value	$26.30	$23.60	$26.30	$23.60	$25.62

Earnings Performance Ratios:
Annualized return on average assets	1.23%	0.97%	1.14%	0.89%	1.18%
Annualized return on average common stockholders' equity	13.43%	10.75%	12.63%	10.52%	13.29%
Net interest margin	5.08%	5.02%	4.84%	4.70%	4.91%
Average interest rate spread	4.99%	4.90%	4.74%	4.60%	4.83%
Efficiency ratio	66.44%	67.70%	66.30%	64.05%	64.07%
Non-interest expense to average total assets	3.18%	3.00%	3.16%	2.79%	2.99%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.34%	1.92%	1.34%	1.92%	1.43%
Non-performing assets to period-end assets	1.11%	1.74%	1.11%	1.74%	1.20%
Non-performing loans to period-end loans	0.26%	0.80%	0.26%	0.80%	0.40%
Annualized net charge-offs (recoveries) to average loans	(0.04)%	0.42%	0.24%	0.91%	0.15%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	December 31, 2014	December 31, 2013	September 30, 2014
Assets

Cash	$109,052	$96,167	$94,682
Interest-bearing deposits in other financial institutions	109,595	131,758	126,704
Cash and cash equivalents	218,647	227,925	221,386

Available-for-sale securities	365,506	555,281	425,156
Held-to-maturity securities	450	805	450
Mortgage loans held for sale	14,579	7,239	30,361
Loans receivable (1), net of allowance for loan losses of $38,435 – December 2014; $40,116 - December 2013 and $38,081 – September 2014	3,038,848	2,439,530	2,921,310
FDIC indemnification asset	44,334	72,705	51,603
Interest receivable	11,219	11,408	11,214
Prepaid expenses and other assets	60,452	72,904	63,334
Other real estate owned (2), net	45,838	53,514	43,762
Premises and equipment, net	124,841	104,534	120,891
Goodwill and other intangible assets	7,508	4,583	7,945
Federal Home Loan Bank stock	16,893	9,822	12,013
Current and deferred income taxes	2,219	—	—

Total Assets	$3,951,334	$3,560,250	$3,909,425

Liabilities and Stockholders' Equity

Liabilities
Deposits	$2,990,840	$2,808,626	$3,071,170
Federal Home Loan Bank advances	271,641	126,757	190,664
Securities sold under reverse repurchase agreements with customers	168,993	134,981	171,828
Structured repurchase agreements	—	50,000	—
Short-term borrowings	42,451	1,128	1,155
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	1,067	1,099	1,024
Advances from borrowers for taxes and insurance	4,929	3,721	7,744
Accounts payable and accrued expenses	20,739	18,502	22,258
Current and deferred income taxes	—	3,809	3,603
Total Liabilities	3,531,589	3,179,552	3,500,375

Stockholders' Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2014, December 2013 and September 2014 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2014 – 13,754,806 shares; December 2013 – 13,673,709 shares and September 2014 – 13,706,950 shares	138	137	137
Additional paid-in capital	22,345	19,567	21,486
Retained earnings	332,283	300,589	322,529
Accumulated other comprehensive gain	7,036	2,462	6,955
Total Stockholders' Equity	419,745	380,698	409,050

Total Liabilities and Stockholders' Equity	$3,951,334	$3,560,250	$3,909,425

(1)
At December 31, 2014, December 31, 2013, and September 30, 2014, includes loans, net of discounts, totaling $285.1 million, $386.2 million and $315.1 million, respectively, which are subject to FDIC support through loss sharing agreements.  As of December 31, 2014 and September 30, 2014, also includes $28.3 million and $30.4 million, respectively, of non- single-family loans acquired in the Team Bank transaction, which are no longer covered by the FDIC loss sharing agreement.  As of December 31, 2014, also includes $23.2 million of non- single-family loans acquired in the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement.  In addition, as of December 31, 2014 and September 30, 2014, includes $122.0 million and $152.5 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction on June 20, 2014, which are not covered by FDIC loss sharing agreements.

(2)
At December 31, 2014, December 31, 2013, and September 30, 2014, includes foreclosed assets, net of discounts, totaling $5.6 million, $9.0 million and $6.7 million, respectively, which are subject to FDIC support through loss sharing agreements. At December 31, 2014, includes $879,000 of non- single-family foreclosed assets related to the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement.  At December 31, 2014, includes $778,000, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at December 31, 2014, includes $2.9 million of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2014	2013	2014	2013	2014
Interest Income
Loans	$46,901	$41,677	$172,569	$163,903	$44,948
Investment securities and other	2,176	3,262	10,793	14,892	2,659
	49,077	44,939	183,362	178,795	47,607
Interest Expense
Deposits	2,928	2,735	11,225	12,346	2,884
Federal Home Loan Bank advances	464	1,004	2,910	3,972	461
Short-term borrowings and repurchase agreements	17	567	1,099	2,324	13
Subordinated debentures issued to capital trust	149	139	567	561	143
	3,558	4,445	15,801	19,203	3,501

Net Interest Income	45,519	40,494	167,561	159,592	44,106
Provision for Loan Losses	52	2,813	4,151	17,386	945
Net Interest Income After Provision for Loan Losses	45,467	37,681	163,410	142,206	43,161

Noninterest Income
Commissions	253	229	1,163	1,065	284
Service charges and ATM fees	5,011	4,426	19,075	18,227	5,168
Net gains on loan sales	1,433	679	4,133	4,915	1,543
Net realized gains on sales and impairments of available-for-sale securities	1,176	2	2,139	243	321
Late charges and fees on loans	573	479	1,400	1,264	248
Net change in interest rate swap fair value	(122)	11	(345)	295	10
Initial gain recognized on business acquisition	—	—	10,805	—	—
Accretion (amortization) of income related to business acquisitions	(7,807)	(7,360)	(27,868)	(25,260)	(6,463)
Other income	880	670	4,229	4,566	667
	1,397	(864)	14,731	5,315	1,778

Noninterest Expense
Salaries and employee benefits	14,661	13,135	56,032	52,468	14,884
Net occupancy expense	6,755	5,208	23,541	20,658	6,172
Postage	1,006	861	3,578	3,315	935
Insurance	1,018	985	3,837	4,189	940
Advertising	713	566	2,404	2,165	522
Office supplies and printing	414	353	1,464	1,303	393
Telephone	755	699	2,866	2,868	695
Legal, audit and other professional fees	727	1,413	3,957	4,348	1,389
Expense on foreclosed assets	2,462	589	5,636	4,068	982
Partnership tax credit	420	556	1,720	2,108	420
Other operating expenses	2,238	2,463	15,824	8,128	2,066
	31,169	26,828	120,859	105,618	29,398

Income Before Income Taxes	15,695	9,989	57,282	41,903	15,541
Provision (Credit) for Income Taxes	3,628	1,316	13,753	8,174	3,951
Net Income	12,067	8,673	43,529	33,729	11,590

Preferred Stock Dividends	145	145	579	579	145

Net Income Available to Common Shareholders	$11,922	$8,528	$42,950	$33,150	$11,445

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2014	2013	2014	2013	2014
Earnings Per Common Share
Basic	$0.87	$0.63	$3.14	$2.46	$0.84
Diluted	$0.86	$0.62	$3.10	$2.42	$0.83

Dividends Declared Per Common Share	$0.20	$0.18	$0.80	$0.72	$0.20

Average Balances, Interest Rates and Yields

The following tables present, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $976,000 and $875,000 for the three months ended December 31, 2014, and 2013, respectively.  Fees included in interest income were $3.2 million and $3.4 million for the year ended December 31, 2014, and 2013, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2014(1)	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.57%	$474,080	$10,634	8.90%	$445,700	$9,237	8.22%
Other residential	4.56	399,037	5,256	5.23	341,321	6,015	6.99
Commercial real estate	4.34	972,189	11,873	4.85	841,794	13,743	6.48
Construction	4.11	320,617	4,547	5.63	207,019	2,890	5.54
Commercial business	4.68	321,898	6,088	7.50	251,968	3,387	5.33
Other loans	5.09	491,579	7,857	6.34	316,981	5,764	7.21
Industrial revenue bonds	5.22	45,691	646	5.61	45,377	641	5.61

Total loans receivable	4.66	3,025,091	46,901	6.15	2,450,160	41,677	6.75

Investment securities	2.81	395,337	2,100	2.11	583,275	3,168	2.15
Other interest-earning assets	0.21	136,578	76	0.22	166,578	94	0.22

Total interest-earning assets	4.33	3,557,006	49,077	5.47	3,200,013	44,939	5.57
Non-interest-earning assets:
Cash and cash equivalents		104,864			91,919
Other non-earning assets		255,510			289,064
Total assets		$3,917,380			$3,580,996

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.19	$1,404,367	725	0.20	$1,288,091	685	0.21
Time deposits	0.78	1,110,277	2,203	0.79	1,007,725	2,050	0.81
Total deposits	0.45	2,514,644	2,928	0.46	2,295,816	2,735	0.47
Short-term borrowings and repurchase agreements	0.08	186,120	17	0.04	194,755	567	1.16
Subordinated debentures issued to capital trust	1.80	30,929	149	1.91	30,929	139	1.79
FHLB advances	0.75	210,803	464	0.87	127,297	1,004	3.13

Total interest-bearing liabilities	0.47	2,942,496	3,558	0.48	2,648,797	4,445	0.67
Non-interest-bearing liabilities:
Demand deposits		528,297			521,302
Other liabilities		29,252			30,140
Total liabilities		3,500,045			3,200,239
Stockholders' equity		417,335			380,757
Total liabilities and stockholders' equity		$3,917,380			$3,580,996

Net interest income:
Interest rate spread	3.86%		$45,519	4.99%		$40,494	4.90%
Net interest margin*				5.08%			5.02%
Average interest-earning assets to average interest-bearing liabilities		120.9%			120.8%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)	The yield/rate on loans at December 31, 2014, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended December 31, 2014.

	December 31, 2014(1)	Year Ended December 31, 2014			Year Ended December 31, 2013
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.57%	$480,827	$41,343	8.60%	$472,127	$35,072	7.43%
Other residential	4.56	375,754	21,268	5.66	312,362	23,963	7.67
Commercial real estate	4.34	920,340	47,724	5.19	813,147	51,175	6.29
Construction	4.11	259,993	13,330	5.13	208,254	14,413	6.92
Commercial business	4.68	296,318	17,722	5.98	249,647	14,505	5.81
Other loans	5.09	404,375	28,593	7.07	297,852	21,947	7.37
Industrial revenue bonds	5.22	46,499	2,589	5.57	50,155	2,828	5.64

Total loans receivable	4.66	2,784,106	172,569	6.20	2,403,544	163,903	6.82

Investment securities	2.81	495,155	10,467	2.11	717,806	14,459	2.01
Other interest-earning assets	0.21	185,072	326	0.18	276,394	433	0.16

Total interest-earning assets	4.33	3,464,333	183,362	5.29	3,397,744	178,795	5.26
Non-interest-earning assets:
Cash and cash equivalents		96,665			88,678
Other non-earning assets		263,495			303,454
Total assets		$3,824,493			$3,789,876

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.19	$1,429,893	3,088	0.22	$1,464,029	3,551	0.24
Time deposits	0.78	1,042,563	8,137	0.78	1,073,110	8,795	0.82
Total deposits	0.45	2,472,456	11,225	0.45	2,537,139	12,346	0.49
Short-term borrowings and repurchase agreements	0.08	188,906	1,099	0.58	232,598	2,324	1.00
Subordinated debentures issued to capital trust	1.80	30,929	567	1.83	30,929	561	1.81
FHLB advances	0.75	171,997	2,910	1.69	127,561	3,972	3.11

Total interest-bearing liabilities	0.47	2,864,288	15,801	0.55	2,928,227	19,203	0.66
Non-interest-bearing liabilities:
Demand deposits		535,132			459,802
Other liabilities		22,403			23,197
Total liabilities		3,421,823			3,411,226
Stockholders' equity		402,670			378,650
Total liabilities and stockholders' equity		$3,824,493			$3,789,876

Net interest income:
Interest rate spread	3.86%		$167,561	4.74%		$159,592	4.60%
Net interest margin*				4.84%			4.70%
Average interest-earning assets to average interest-bearing liabilities		120.9%			116.0%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)	The yield/rate on loans at December 31, 2014, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See "Net Interest Income" for a discussion of the effect on results of operations for the year ended December 31, 2014.